Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of YHNA MS I Limited (the “Company”) on Form F-4, Amendment 1, to be filed on November 14, 2025, of our report dated March 20, 2025, with respect to our audit of the financial statements of YHN Acquisition I Limited as of December 31, 2024 and 2023, and for the year ended December 31, 2024 and the period December 18, 2023 (inception) through December 31, 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Adeptus Partners, LLC

Ocean, New Jersey

November 14, 2025